EXHIBIT 99.3

China Digital Communication Group and Subsidiaries
UNAUDITED PRO FORMA STATEMENT OF FINANCIAL CONDITIONS
March 31, 2006

Assets	China Digital Communication Group and Subsidiaries	Galaxy View International, Ltd.	Shenzhen Sono Digital Electronic Technologies Company Limited		Pro Forma Adjustments	Pro Forma
Current Assets
Cash and cash equivalents	$ 3,610,109	$ -	$ 664,132		$ -	$ 4,274,241
Accounts receivable	1,297,433	-	896,962			2,194,395
Inventory	243,142	-	104,832			347,974
Prepaid expenses	235,466	-	-			235,466
Other receivables	10,462	-	361,279			371,741

Total Current Assets	5,396,612	-	2,027,205			7,423,817
Fixed assets, net	641,522	-	47,981			689,503

Other Assets
Deposits	3,100	-	2,496			5,596
Investment in subsidiary	6,787,879	621,500	-	(1)	(621,500)	-
	-	-	-	(1)	(6,787,879)	-
Goodwill	1,865,067	-	-	(1)	6,385,023	8,250,090

Total Other Assets	8,656,046	621,500	2,496			8,255,686

Total Assets	14,694,180	621,500	2,077,682			16,369,006

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued expenses	785,582	-	1,581,101		-	2,366,683
Due to related party	-	-	-		-	174,600
Deferred revenue	1,965	-	93,725		-	95,690
Provision for income tax	56,215	-	-		-	56,215
Short term note payable	249,600	-	-		-	249,600

Total Current Liabilities	1,267,962	-	1,674,826		-	2,942,788
Long-term debt, net of current portion	3,000,000	-	-		-	3,000,000

Total Liabilities	4,267,962	-	1,674,826		-	5,942,788

Stockholders' Equity
Common stock	72,961	-	-		-	72,961
Preferred stock	1,700	-	-		-	1,700
Registered share capital	-	50,000	605,000	(1)	(655,000)	-
Subscription receivable	-	(50,000)	-	(1)	50,000	-
Additional paid in capital	16,300,793	621,500	-	(1)	(621,500)	16,300,793
Advance for business acquisition	(9,620,000)	-	-		-	(9,620,000)
Statutory reserve	128,784	-	-		-	128,784
Other comprehensive income	203,030	-	(3,563	)(1)	3,563	203,030
Retained earnings (deficits)	3,338,950	-	(198,581	)(1)	198,581	3,338,950

Total Stockholders' Equity	10,426,218	621,500	402,856			10,426,218

Total Liabilities and
Stockholders' Equity	$ 14,694,180	$ 621,500	$ 2,077,682		$	$ 16,369,006

China Digital Communication Group and Subsidiaries
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
For the Period January 1, 2006 through March 31, 2006

	China Digital Communication Group and Subsidiaries	Galaxy View International, Ltd.	Shenzhen Sono Digital Electronic Technologies Company Limited	Pro Forma Adjustments	Pro Forma
Sales revenue	$ 3,183,547	$ -	$ 87,934	$ -	$ 3,271,481

Cost of goods sold	2,209,267	-	65,976	-	2,275,243

Gross profit	974,280	-	21,958	-	996,238

General, selling and administrative expenses	171,967	-	128,476	-	300,443

Operating income (loss)	802,313	-	(106,518)	-	695,795

Nonoperating income (expense)
Interest income	5,115	-	340	-	5,455
Other expense	(268)	-	-	-	(268)
Interest expense	(29,840)	-	(1,848)	-	(31,688)

Total nonoperating expenses	(24,993)	-	(1,508)	-	(26,501)

Income (loss) before provision for income tax	777,320	-	(108,026)	-	669,294

Provision for income taxes	40,537	-	-	-	40,537

Net income (loss)	736,783	-	(108,026)	-	628,757

***

The accompanying condensed combined pro forma financial statements illustrate the effect of the stock exchange agreement between China Digital Communication Group and Subsidiaries and Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited, on the Company’s financial position and results of operations. The pro forma statement of financial conditions as March 31, 2006 is based on the historical unaudited balance sheets of China Digital Communication Group and Subsidiaries and Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited, as of that date. The pro forma statement of financial conditions assumes the acquisition took place on January 1, 2006. The pro forma condensed combined statement of operations for the three months ended March 31, 2006 is based on the historical unaudited statements of operations of China Digital Communication Group and Subsidiaries and Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited and assumes the acquisition took place on January 1, 2006. The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition and there can be no assurance that the foregoing results will be obtained. In particular, the pro form condensed combined financial statements are based on management’s current estimates of the exchange agreement. The actual may differ.

The accompanying pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of China Digital Communication Group and Subsidiaries and Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited.

NOTES TO UNAUDITED PRO FORMA COMBINED
CONDENSED FINANCIAL STATEMENTS

1.   Basis for Pro Forma Presentation

The unaudited pro forma combined condensed financial statements of Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited have been prepared on the basis of assumptions relating to the following stock exchange agreement between China Digital Communication Group and Subsidiaries and Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited and management’s best estimates.

On March 22, 2006, the Company, the shareholders of the Company (the “Shareholders”) and China Digital Communication Group (“China Digital”) entered into an Amended and Restated Share Exchange Agreement (the “Agreement”) pursuant to which China Digital will acquire 100% of the Company in a cash and stock transaction valued at approximately $8,000,000. Under the terms of the Agreement, China Digital will pay to the Shareholders of the Company $3,000,000 million in cash and deliver 7,575,757 unregistered shares of China Digital preferred stock valued at approximately $5,000,000. This transaction was closed on June 28, 2006.

2.   Pro Forma Adjustments

Certain adjustments have been made to the historical financial statements in order to prepare the pro forma financial information as if the transaction had occurred at the beginning of the fiscal period presented.

The adjustments are as follows:

(1)     To eliminate the equity of Galaxy View International, Ltd. and Shenzhen Sono Digital Electronic Technologies Company Limited.

(2)     To eliminate the investment of Galaxy View International, Ltd. in Shenzhen Sono Digital Electronic Technologies Company Limited. .